                         MASTER LICENSED USER AGREEMENT

      THIS MASTER LICENSED USER AGREEMENT is dated as of the 1st day of February, 1996, by and between Ticketmaster Ticketing Co., Inc., a Delaware corporation ("Ticketmaster") on behalf of itself and the "TM Affiliates" and PACE Entertainment Corporation, a Texas corporation, ("Principal") on behalf of itself and the "Pace Affiliates".

                              W I T N E S S E T H:

      WHEREAS, Ticketmaster and/or various TM Affiliates and Principal and/or various PACE Affiliate(s) have entered into certain ticketing services agreements (collectively, the "Existing Agreements"), a list of which is attached hereto and incorporated herein as Exhibit I; and

      WHEREAS, the parties mutually desire to enter into one agreement (the "Master Agreement") covering all of the Pace Affiliates and all of the TM Affiliates applicable ticketing needs and services in the United States; and

      WHEREAS, the parties mutually desire to terminate all the Existing Agreements and to enter into the Master Agreement, effective as of February 1, 1996, all subject to the terms and conditions as are more fully set forth herein.

      NOW, THEREFORE, in consideration of the mutual premises, covenants and understandings of the parties hereto, it is hereby agreed as follows:

      1. Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below unless the context otherwise requires:

      (a) Attraction: A concert, theatrical presentation or other entertainment feature to be held at a Facility in the continental United States in respect of which Principal or a Pace Affiliate owns or controls the right to sell Tickets to the public or which is held at a "Pace Facility" or a "Non Pace Facility" (as defined below); provided, however, an Attraction shall not include any event at the Coca-Cola Lakewood Amphitheatre located in Atlanta, Georgia or the Starplex Amphitheatre located in Dallas, Texas.

      (b) Customer Convenience Charge: The amount charged to a Ticket purchaser by Ticketmaster for the use of the TM System.

      (c) Facility(ies): Any and all amphitheaters, theaters, arenas, stadiums and other facilities of any nature whatsoever where an Attraction is to be held, including, but not limited to, Pace Facilities and Non-Pace Facilities, whether now existing or existing at any time during the term hereof.

      (d) Facility Box Office: The Ticket locations at the Facility which are operated by Principal.

      (e) Hardware: All of that certain computer hardware, communications equipment, terminals and hook-ups listed with particularity on Exhibit II, which is attached hereto and incorporated herein by this reference, or otherwise supplied by Ticketmaster to Principal or a Pace Affiliate at any time during the term of this Agreement.

      (f) Inside Charges: The amount charged to Principal by Ticketmaster for services rendered by Ticketmaster under this Agreement.

      (g) Non-Pace Facility(ies): Any Facility other than a "Pace Facility" (as defined below) and with which Ticketmaster does have a ticketing services agreement in effect at the time of the performance of the Attraction. A listing of certain current Non Pace Facilities is attached hereto and incorporated herein in Exhibits VI-VIII.).

      (h) Open Seats: Seats in the Facility which are available for public purchase for an Attraction.

      (i) Outlet: A physically existing retail Ticket selling agency where Tickets for an Attraction are made available through the TM System and are offered for sale to the public.

      (j) Pace Affiliate(s): Subject to Section 5(b)(ii) hereof, any entity or person, which is directly or indirectly controlled by, under common control with or controls Principal, or any one of them, including, but not limited to, PACE Theatrical Group, Inc., PACE Concerts, Inc., PACE Motors Sports (including SRO and Supersports), Pavilion Partners, PACE Facilities Group and Theatre Management Group Inc.. It is specifically understood and agreed that Pavilion Partners and Theater Management Group, Inc. are deemed to be "Pace Affiliates" only for purposes of this Agreement.

      (k) Pace Facility(ies): Any and all theaters, arenas, stadiums and other facilities of any nature whatsoever where an Attraction is to be held which (i) are listed on Exhibits III, IV, V or VIII hereto (including Facilities subsequently added to the Exhibits by the parties hereto) or (ii) (a) Principal or any Pace Affiliate owns, operates, manages, controls or leases, or for which any such entity otherwise has any other right to sell, or controls the right to sell tickets, whether now or at any time in the future during the term hereof and (b) any Facility(ies) which are not covered by Subsection (k) (i) above and with which, at the time of the performance of the Attractions, Ticketmaster does not have a ticketing services agreement. A listing of the current Pace Facilities is attached hereto and incorporated herein in Exhibits III-V. The parties acknowledge that in certain rare and exceptional instances Principal or a Pace Affiliate may operate a Facility, but may not control the right to sell Tickets at such Facility. In any such instance, any such Facility will not be included as a "Pace Facility", provided, however, that Principal and the Pace Affiliate will use their best efforts to recommend and secure the exclusive use of the TM System for such a Facility.

      (l) Software: All the computer software, including all upgrades, new releases, new versions and modifications thereto during the term of this Agreement, which Principal shall have access to in connection with the sale of Tickets through the TM System.

      (m) Telephone Sales: All sales of Tickets through the TM System by telephone (including through the Internet).

      (n) TM Affiliate(s): Any entity which operates the TM System and which is directly or indirectly controlled by or under common control with Ticketmaster, exclusive of any entity which is solely a licensee of the TM System and the Ticketmaster mark and which does not otherwise satisfy any of the conditions set forth in the first part of this sentence. Notwithstanding the above, Ticketmaster will use its reasonable efforts to work with Ticketmaster of Delaware Valley, Inc. ("D.V.") and Bay Area Seating Services, Inc. ("Bass") so that said entities shall be included as TM Affiliates for purposes of this Agreement. In the event an Attraction or Facility is to be held in a geographical area in which a licensee of Ticketmaster (other than Bass or D.V.) operates, then Ticketmaster or the applicable TM Affiliate shall use its best efforts to cause said licensee to enter into a ticketing agreement with Principal or the applicable Pace Affiliate for ticketing services for said Attraction and/or said Facility on the same general financial terms and conditions set forth in the applicable Exhibit(s) hereto. If such negotiations are unsuccessful (including negotiations with BASS), then Pace or the applicable Pace Affiliate may enter into a ticketing agreement with any other entity with respect to the upcoming Attraction or Facility.

      (o) TM System: The Hardware, Software, related procedures and personnel, repair and maintenance services established and maintained by Ticketmaster for the purpose of selling, auditing and controlling the sale of Tickets for Attractions.

      (p) Ticket: A printed evidence of the right to occupy space at or to attend an Attraction.

      (q) Ticket Receipts: The face value of a Ticket less the applicable Inside Charge.

      (r) Controls the Right to Sell Tickets: When this phrase is used in the definition of "Attraction", "Pace Facility(ies)" or elsewhere in this Agreement, it means that Principal or a Pace Affiliate has the ability, whether by contract, ownership, management or otherwise, to determine the manner in which and/or means by which Tickets may be sold to the public. To the extent that Principal or a Pace Affiliate does not have such ability, Principal shall use its best efforts in its capacity as Facility manager, consultant, minority partner or otherwise to recommend and secure the exclusive use of the TM System by such Facility or for such Attraction; provided, however, that after Principal and/or the applicable Pace Affiliate exercises their best effort in the manner described above, on an attraction by attraction basis, their failure to secure said rights shall not be deemed to be a breach of this Agreement.

      2. Hardware; Software. During the term of this Agreement, Ticketmaster shall provide to the Principal the Hardware for each applicable Pace Facility and on-line access to the Software. The Hardware and Software shall at all times be and remain the sole and exclusive property of Ticketmaster, and Principal shall have no right, title or interest therein or thereto except as a licensed user thereof.

      3. Term of Agreement. The term of this Agreement shall commence on February 1, 1996 and shall expire on December 31, 2001; provided, however, with respect to any theatrical Attractions in the State of Florida presented by PTG-Florida, Inc. only, the terms and conditions hereof shall commence as of April 1, 1996. For a period of up to 90 days prior to October 31, 2001, the parties will enter into good faith negotiations to extend the term of this Agreement. If no such agreement is reached, then Ticketmaster will assist Principal with the transition occurring at the expiration of this Agreement.

      4. Compensation. In consideration for the license by Ticketmaster of the Hardware and Software to Principal and Ticketmaster's continuing services to be performed in connection herewith, Ticketmaster shall be entitled to receive the following fees and compensation:

            (a) Inside Charges: Ticketmaster shall assess and be entitled to receive from gross Ticket proceeds an Inside Charge in the amount of $0.05 per Ticket for each Ticket printed or sold through the TM System at the Facility Box Office, except for complimentary Tickets which are subject to an Inside Charge of $0.01 per Ticket.

            The amount of Inside Charges owed by Principal to Ticketmaster shall be deducted from Ticket revenues in the manner provided in Section 16 hereof.

            (b) Customer Convenience Charge: A per Ticket Customer Convenience Charge payable to Ticketmaster will be assessed against purchasers of Tickets to any Attractions at a Pace Facility or Non-Pace Facility at all Outlets and through Telephone Sales. The amount of the Customer Convenience Charge shall initially be as set forth in Exhibits III-VIII, which are attached hereto and incorporated herein by this reference, with respect to PACE Facilities and Non-Pace Facilities, respectively. The amount of the Customer Convenience
Charge for both Outlet and Telephone Sales shall be automatically increased by $0.25 on each of February 1, 1997, January 1, 1999 and January 1, 2001 and by such amount, if any, as the parties shall mutually agree upon on January 1, 1998 and January 1, 2000. Ticketmaster shall be entitled to accept MasterCard, Visa and American Express and any other credit card which Ticketmaster determines to accept (without adversely affecting the rate it pays on credit card sales) with respect to Telephone Sales of Tickets. Further, Ticketmaster shall be obligated to accept any other credit card that Principal requires it to accept; provided, however, that Ticketmaster can enter into a commercially reasonable arrangement to accept such card at financial terms which are competitive with those arrangements Ticketmaster has in place for the acceptance of other credit cards. Notwithstanding the foregoing, on Principal's request, Ticketmaster shall reasonably comply with Principal's request to limit the credit cards accepted for a particular Attraction that is part of a national tour sponsored by a particular credit card company (e.g., Visa sponsorship of Paul McCartney and "Chorus Line"). Ticketmaster shall absorb the credit card company charges, and shall be responsible for any chargebacks, with respect to such sales. However, at Principal's option, with respect to all Tickets with a face value in excess of $20.00 ($10.00 in the case of motor sports only) which are purchased by credit card, Principal may instruct Ticketmaster to either increase the Customer Convenience Charge by the amount set forth below or Principal shall pay Ticketmaster an Inside Charge equal to such amount. The amount of such increase to the Customer Convenience Charge (or the Inside Charge, as applicable) for Tickets sold by MasterCard, Visa and American Express shall be equal to approximately two and thirty five hundredths percent (2.35%) of that portion of the face value of such a Ticket which is in excess of $20.00 ($10.00 in the case of motor sports only). Said percentage increase shall be automatically increased consistent with any actual increases to the interbank rate. Principal consents to the imposition of the Customer Convenience Charge on all Ticket sales to purchasers at Outlets and on Telephone Sales.

            (c) Handling Charge: Ticketmaster shall be entitled to assess and receive a per order Handling Charge from each person purchasing Tickets through Ticketmaster's Telephone Sales network to an Attraction at a Pace Facility. The initial Handling Charges for each Pace Facility shall be those charges in effect under the Existing Agreements as of the date of termination of the Existing Agreements. Principal hereby consents to the imposition of said Handling Charge which may be increased from time to time consistent with actual postal rate increases. Further, Ticketmaster shall be entitled to increase the Handling Charge by an amount no greater than $0.25 on each of the dates set forth in
Section 4(b) above for increases to Customer Convenience Charges. (in addition to any increases due to postal rate increases).

            (d) Ticket Sales Royalty: Principal shall be entitled to receive a per Ticket royalty from Ticketmaster for each Ticket sold by Ticketmaster at an Outlet to an Attraction and for which a Customer Convenience Charge is received (and not refunded) by Ticketmaster. The amount of said royalty is set forth in Exhibits III-VIII, which are attached hereto and incorporated herein by this reference with respect to Attractions at Pace Facilities and Non-Pace Facilities, respectively. Principal shall be entitled to an additional royalty in the amount of twenty-five percent (25%) of each increase to any applicable per Ticket Outlet Customer Convenience Charge.

            Principal shall be entitled to receive a per Ticket royalty from Ticketmaster for each Ticket sold by Ticketmaster through its Telephone Sales network to an Attraction and for which a Customer Convenience Charge is received (and not refunded) by Ticketmaster. The amount of said royalty is set forth in Exhibits III-VIII, which are attached hereto and incorporated herein by this reference with respect to Attractions at PACE Facilities and Non-Pace Facilities, respectively. Principal shall be entitled to an additional royalty in the amount of fifty percent (50%) of each increase to any applicable per Ticket Telephone Sales Customer Convenience Charge.

            Principal shall be entitled to receive a per order royalty from Ticketmaster for each order processed through Ticketmaster's Telephone Sales network to an Attraction at a Pace Facility and for which a Handling Charge is received (and not refunded) by Ticketmaster. The amount of the royalty shall be equal to fifty percent (50%) of the applicable Handling Charge plus any increase to the initial per order Handling Charge, (after deducting direct mailing costs of fifty cents ($0.50) plus any actual increase to existing postal rates).

            Notwithstanding anything to the contrary set forth above, Principal shall not be entitled to participate in any increase to the Customer Convenience Charge which was made pursuant to (i) Section 4(b) above re: credit cards with respect to Tickets priced in excess of $20.00 ($10.00 for motor sports only) purchased by telephone or (ii) Section 4(f) below with respect to taxes.

      The parties agree that, from time to time, one or both parties may desire to reduce the Customer Convenience Charges for a particular Attraction at a particular location and that they will work together in good faith in such instances to make such modifications to said Charges and to the applicable Royalties as they mutually deem appropriate.

      In the event that an Attraction covered by this Agreement is held at a Facility which is not specifically referenced in the Exhibits to this Agreement, then the parties shall mutually determine whether or not that Facility shall be deemed to be a Pace Facility or a Non-Pace Facility. If it is deemed to be a Non-Pace Facility then the Charges and/or Royalties applicable to such Attraction shall be based upon the Charges and/or Royalties applicable to similar Attractions at similar Facilities which are specifically referenced in the Exhibits hereto. If it is deemed to be a Pace Facility, then the Charges and/or Royalties applicable to such Attraction shall be based upon the applicable amounts set forth in Exhibit IX, which is attached hereto and incorporated herein by this reference.

            The royalties shall be payable weekly, as earned, concurrently with the weekly settlements conducted under Section 16(a) below for Ticket sales to an Attraction.

      Notwithstanding anything to the contrary contained in Exhibits VI and VIII with respect to Attractions at Non-Pace Facilities, Principal shall for all Attractions (including, without limitation, motor sports, amphitheatre and theatrical Attractions) receive no less than the difference between the sums which would be due to Principal if the Facility were a PACE Facility and the amounts due under Ticketmaster's contract with the Facility to the extent lower, with a floor at all times of the amounts set forth below. For example, if the Royalty with respect to an Outlet Ticket sale would have been $1.11 based upon the applicable Customer Convenience Charge, and Ticketmaster, due to its agreement with the applicable venue pays the venue $0.25, then Principal would receive the balance of $0.86 (or such other amount as is applicable based upon the actual Customer Convenience Charge):

      (i) Twenty five cents ($0.25) per Ticket for each Ticket sold at an Outlet.

      (ii) Fifty cents ($0.50) per Ticket for each Ticket sold via Telephone Sales, and

      (iii) Twenty five cents ($0.25) per Ticket Order from each Handling Charge collected.

      (e) Motor Sports. It is hereby specifically agreed that the provisions of this Section 4 shall apply to SRO/PACE motor sports Attractions in all "Non-PACE Facility" cities and that such royalty shall apply to the Customer Convenience Charges as they existed on February 1, 1996, as set forth on Exhibit VIII annexed hereto.

      With respect to motor sports Attractions, when tickets are priced at "Family Attraction" rates, royalties shall be as set forth in the schedule annexed hereto and incorporated herein as Exhibit VIII.

      (f) Advertising Allowance. (i) Ticketmaster represents that it has entered into an arrangement with MasterCard pursuant to which MasterCard is to be termed the preferred card of Ticketmaster. Pursuant to the terms of the arrangement, MasterCard is making available to Ticketmaster certain monies to be paid when the MasterCard name is used in signage or advertising in connection with the presentation of Attractions.

      (ii) The parties agree that Principal may elect to accord or not accord MasterCard credit in its advertisements and promotions of Attractions and can further elect to accord MasterCard credit in connection with certain Facilities and/or Attractions and not in connection with other Facilities and/or Attractions. Principal may further elect to have certain PACE Affiliates accord MasterCard credit and to have other PACE Affiliates not accord MasterCard credit. By way of example only, Principal may accord MasterCard credit in connection with amphitheatre Attractions, but not in connection with theatrical Attractions. Similarly, Principal may elect to accord MasterCard credit in certain cities but not in other cities. It is specifically understood and agreed that Principal shall have wide latitude in determining when, and where, if at all, it shall elect to accord MasterCard credit in advertising or on signage.

      (iii) In those instances where Principal does elect to accord MasterCard credit in advertising or on signage, Ticketmaster shall reimburse Principal the full cost of such advertising and/or signage promptly following Principal's furnishing to Ticketmaster a tear sheet with respect to the advertising or proof that such signage has been placed, including the MasterCard name in accordance with Subsection (vi) below. The reimbursable amount allocable to signage shall be determined by reference to the signage charges at the Facility where such sign is placed.

      (iv) To the extent Principal elects to accord MasterCard credit, there will not be two credit card sponsors in the same ad or promotion.

      (v) Principal shall, with respect to the use of the MasterCard name, attempt to accommodate Ticketmaster's needs in connection with its arrangement with MasterCard, provided there is no conflict with another credit card sponsor or with any of Principal's partners.

      (vi) Ticketmaster will make available to Principal the sum of $500,000 per year from the MasterCard/Ticketmaster arrangement during each calendar year of the term hereof, commencing with February 1, 1996, for print advertisements for designated Attractions, promotions and/or Facility signage agreed to by Principal and Ticketmaster. Each of the advertisements, promotions, and/or signage to be placed using this allowance shall include the Ticketmaster logo, Outlets and charge by phone number as well as the MasterCard logo and the following wording under Ticketmaster's charge by phone number: "MasterCard -
The Preferred Card of Ticketmaster," or any other sponsor's name, logo or other representation as solely designated by Ticketmaster. In the event Ticketmaster designates a sponsor other than MasterCard, each of the advertisements, promotions and/or signage to be placed using the advertising allowance shall also include the Ticketmaster logo, Outlets and charge by phone number as well as such other sponsor's logo and the wording designated by Ticketmaster under Ticketmaster's charge by phone number. Proofs of each advertisement, promotion, and/or signage must be furnished by Principal to Ticketmaster for approval prior to its publication. However, once a proof has been approved, subsequent ads using the same manner of advertising will require oral approval only. Principal shall furnish Ticketmaster with copies of the actual invoices covering the costs expended by Principal in placing such advertisements.

      With respect to the final eleven (11) months of the term hereof, commencing on January 1, 2001, the following shall apply:

            (A) If Ticketmaster no longer has a credit card sponsor, Principal shall receive no less than a $250,000 advertising allowance;

            (B) If Ticketmaster does have a credit card sponsor, Principal shall receive no less than a $300,000 advertising allowance.

      (g) Season And Subscription Lists. With respect to Principal's and its Affiliate's season, subscription customer lists and single ticket Telephone Sales at Pace Facilities, Principal shall have access to the names of all persons and entities on such lists and no other signature or other approval shall be required for Ticketmaster to release such names to Principal.

      (h) First Day of Sales. With respect to merchandising sold by Ticketmaster, Ticketmaster agrees that, with respect to Attractions where, during the first day of sales, a substantial number of calls are coming into Ticketmaster's Telephone Sales center to purchase Tickets to an Attraction such that it is difficult or time consuming to receive an answer from Ticketmaster, upon Principal's reasonable request, Ticketmaster will suspend the sale of merchandise so that the Telephone Sales center may be kept free for Ticket sales during such day. It is understood that Principal shall not unreasonably refuse Ticketmaster the right to attempt to sell merchandise during such telephone calls.

      (i) Season Account Storage. Ticketmaster shall provide Principal with its TM System season and subscription account storage and sales package at the rate, in total, of $2.50 per account per year. Such account storage fees shall be payable in full by Principal on the date each invoice is received, which invoices shall be prepared by Ticketmaster on the first Attraction date after the date hereof, and quarterly thereafter for any new accounts added during the preceding quarter.

      (j) Taxes. With respect to states or jurisdictions (including, without limitation, Texas), where Customer Convenience Charges are taxable, the amount of any such tax shall be added to the Customer Convenience Charge.

      (k) Single Promoter Concert Tours. In the event that a promoter of a concert tour (such as the Eagles, Billy Joel/Elton John, The Rolling Stones and/or Pink Floyd) directly negotiates a ticketing arrangement with Ticketmaster covering several separate geographic areas, rather than acting through local promoters, then, with respect to any such tour, Principal shall have the option
(a) to be excluded from any arrangement Ticketmaster may make with such promoter (in which event this Agreement shall control such presentation) or (b) to participate in the arrangement which Ticketmaster makes with such promoter on terms no less favorable to

Principal then those offered to any other promoter or Facility by Ticketmaster in connection with such tour.

      (l) Credit Card Authorization Network. Ticketmaster shall provide Principal with use of its credit card authorization services for MasterCard and Visa sales in the same manner, and subject to the same terms and conditions, under which the parties currently operate.

      5. Exclusive Rights.

            (a) Principal hereby grants to Ticketmaster, and Ticketmaster accepts from Principal, the exclusive right during the term of this Agreement to sell as Principal's and the Pace Affiliates' agent at outlets and/or by telephone sales all Tickets made available generally to the public for any Attraction; provided, however, this Agreement shall not apply to Attractions covered by Section 5(b) below and provided, further, that Principal itself shall have the right to conduct season, subscription, box seats and group sales of Tickets, but may not use the services of any third party computerized or electronic ticketing service or entity to conduct such sales. Provided, further, that Principal itself through its central offices (as well as through any or all of its individual Facilities) shall have the right to conduct the sale of Tickets pursuant to a concert club established by Principal (and/or its Facilities) in such manner as it may elect, including, without limitation, in person, by telephone or via the Internet, but Principal (and its Facilities and the Pace Affiliates) may not make such Tickets generally available to the general public and may not use the services of any third party ticketing system, service or entity to conduct such sales. Provided, further, that in no event shall Principal allocate or sell in excess of Twenty-five percent (25%) of the gross seating capacity in a Facility for a performance of a concert or motor sports (but excluding theatrical) Attraction pursuant to the immediately preceding sentence. In the event that Principal and/or one of its Facilities and/or a Pace Affiliate allocates more Tickets to a concert club for any performance of an Attraction at a Facility then is permitted herein, then Ticketmaster or the applicable TM Affiliate shall be entitled to receive from Principal the Outlet Customer Convenience Charge on each such Ticket (less Principal's Royalty in connection with such a sale). The amount of the Customer Convenience Charge Ticketmaster is entitled to under this provision may be deducted by Ticketmaster from the weekly settlements with respect to any such Attraction.

            (b) (i) In the event that any Attraction is held at a Facility with which Ticketmaster or any TM Affiliate now has, or may, at the time of the Attraction have a ticket service agreement, then, if said ticket service agreement covers the sale of tickets to the Attraction, this Agreement (except for this Section 5(b) and those portions of Section 4(d) above applicable to Non-PACE Facilities) shall be superseded by said ticket service agreement and shall not apply or have any force or affect with respect to said Attraction.
(ii) In the event that during the term of this Agreement, Principal acquires any facility, company or other entity which owns, has a contract with or is otherwise lawfully bound to any ticketing service or system, then Principal shall not be obligated to change such arrangement or to divest itself of, or to decline to enter into any such transaction; provided, however, that at such time as Principal is no longer lawfully obligated to use the services of any third party ticketing provider (as distinct from Principal's continuing ownership of a ticketing service or system), then any such applicable facility or entity shall become a Pace Facility or Pace Affiliate, as applicable, and shall be bound by the terms and conditions of this Agreement

            (c) It is agreed and understood that neither Ticketmaster nor Principal will guarantee that any minimum or fixed number of Tickets will be sold through the TM System for any Attraction.

            (d) Principal hereby covenants with Ticketmaster that at all times during the term hereof, Principal and the Pace Affiliates will refrain from intentionally taking any action which is inconsistent with Principal's or the Pace Affiliates' past practices with respect to delegating responsibility for the control of ticketing for any Attraction or Facility for the purpose of attempting to cause such Attraction to be outside of the scope of this Agreement. Principal further represents and warrants that in any instance where it or a Pace Affiliate controls the right to sell Tickets, it will not, after the date hereof and for the remainder of the term hereof, delegate or contract that right to any third party other than to Ticketmaster or a TM Affiliate.

            (e) Each Pace Affiliate and TM Affiliate shall have the duty and responsibility to at all times conduct its operations in a manner consistent with the duties and obligations of Principal and Ticketmaster hereunder, notwithstanding the fact that any provision hereof may not specifically refer to the Pace Affiliate or the TM Affiliate.

      6. Central Computer Facility; Conduct of Telephone Sales.

            Ticketmaster shall, at its sole expense, maintain a central computer facility at such location or locations as it shall deem necessary for the operation of the TM System. The central computer facility will be in operation 16 hours a day (8:00 a.m. to midnight, local time) during each and every day of the year, and will be adequately staffed during all Ticketmaster hours of operation to perform all ongoing licensed user assistance, maintenance and repair services required to be performed by Ticketmaster under this Agreement and consistent with industry standards. In addition to the foregoing, Ticketmaster also agrees to provide telephone ticket sales services on behalf of Principal with respect to Attractions and, in that regard, shall receive telephone calls for Ticket sales between the hours of 9:00 a.m. and

9:00 p.m. (local time) Monday through Friday and between the hours of 9:00 a.m. and 7:00 p.m. (local time) on Saturday and Sunday. Such telephone service will be adequately staffed to perform ongoing licensed user assistance with respect to Ticket sales.

      7. Maintenance and Repairs.

            (a) Installation costs with respect to the Hardware, the cost of all telephone line connections between the central computer facility and a Pace Facility, and all monthly telephone line costs with respect to the operation of the TM System between a Pace Facility and the central computer facility, shall be borne solely by Ticketmaster. Ticketmaster agrees to provide ordinary and routine maintenance and repair of the TM System at the Pace Facilities at no additional cost to Principal, provided that such maintenance or repair is not necessitated by the negligence of Principal, its employees, agents or representatives. Ticketmaster represents and warrants that adequate service and repair personnel on duty at its central computer facilities will be available during all Ticketmaster hours of operation to meet the reasonably anticipated service needs of Principal. In the event of any breakdown or malfunction in the operation of the Hardware, or difficulties encountered in connection with access to the Software, Principal agrees to promptly notify Ticketmaster of any such malfunction to assist Ticketmaster in performing its obligations hereunder. In the event of any emergency, Ticketmaster further agrees to respond to such emergency as quickly as possible to provide Principal with repair services or to replace the Hardware, if necessary, consistent with Ticketmaster's normal procedures. In the event of a catastrophic disaster resulting in a complete shut down of the TM System for a period in excess of three (3) consecutive days, then, commencing on the fourth day of such interruption of service, Principal shall be able to sell its own Tickets but only during the remainder of such interruption of service.

            (b) Nondurable operational supplies which are used at a Pace Facility in connection with the operation of the TM System, consisting of line printer paper and printer ribbons, shall be paid for by Principal, and Principal shall be responsible for maintaining adequate supplies thereof to assure continuous operations at each Pace Facility. Principal shall be under no obligation to purchase these supplies from Ticketmaster.

      8. Limitation of Liability. In the event of any breach of this Agreement by Ticketmaster, the limit of any claim of loss by Principal shall be no greater than the proven financial loss sustained by virtue of such breach. In no event shall Ticketmaster be liable for incidental or consequential damages for any breach of this Agreement. Occasional short-term interruptions of service which are not unreasonable under comparable industry standards shall not be cause for any liability or claim against Ticketmaster hereunder, nor shall any such occasion render Ticketmaster in default under this Agreement. In the event of any breach of this Agreement by Principal, the limit of any claim of loss by Ticketmaster shall be no greater than the proven financial loss sustained by reason of such breach. In no event shall Principal be liable for incidental or consequential damages for any breach of this Agreement.

      9. Training of Box Office Employees. Principal shall staff a Ticket sales office at each Pace Facility with its employees for the proper operation of the TM System for Ticket sales made through such Facility. Ticketmaster shall, at its cost, train a sufficient number of Principal's employees who shall be reasonably necessary for the initial staffing of such Facility Box Offices and for operation of the TM System at such Facilities and agrees, at Ticketmaster's cost, to provide additional training to other employees and their replacements of Principal to the extent such training is necessary as a consequence of changes in, or a modification of, the Hardware or Software or in Ticketmaster's method of operation, or by reason of the passage of time (i.e., Ticketmaster shall provide routine additional training from time to time as needed and requested by Principal). To the extent of any change in personnel by the Principal in connection with Pace Facility Box Office sales requiring additional training beyond that described in the preceding sentence, which training is conducted at Principal's specific request, Principal agrees to absorb all of the reasonable expenses thereof, which have been approved in advance by one of Principal's representatives named in Section 12 below.

      10. Box Office Ticket Pick-Up. At all times during the term of this Agreement, Principal shall maintain a designated Facility Box Office window at each Pace Facility for the pick-up of Tickets purchased to Attractions at such Facility through the TM System pursuant to Telephone Sales. The pick-up window shall be open during the normal hours of operation of each such Pace Facility Box Office.

      11. Installation. Following the execution of this Agreement, Ticketmaster shall proceed in good faith and with due diligence to install the Hardware at each applicable Pace Facility and to provide Principal with access to the Software to facilitate Ticket sales on behalf of Principal in a manner compatible with the objectives of this Agreement and with due consideration of the needs of the Principal.

      12. General Responsibilities of Principal and Ticketmaster. During the term of this Agreement, Principal and Ticketmaster shall each designate in writing to each other an individual who will serve as each of said parties representative with respect to the resolution of disputes which may arise in connection with the administration of this Agreement. Principal initially designates Miles Wilkin and/or Rodney Eckerman as Principal's representative in such capacity and Ticketmaster initially designates Fredric D. Rosen as Ticketmaster's representative in such capacity.

      13. Audit of Sales. Principal agrees to allow the sale to be made at all Outlets and by telephone of all Open Seats for each Attraction at each Facility, provided, that Principal shall at all times have sole control over the determination as to which Tickets are available to the general public and the face value of such Tickets. At all times during the term of this Agreement, Principal shall have the right at its own expense to audit Ticket sales for Attractions from Outlets and with respect to all Telephone Sales made by Ticketmaster to assure its compliance with the terms of this Agreement. In the event that any such audit reveals a negative discrepancy in total sales at any one Pace Facility in excess of 4%, Ticketmaster shall pay the cost of such audit. Any amounts that are discovered to be actually owed and unpaid shall be paid promptly by Ticketmaster to Principal together with interest at a rate equal to Wells Fargo Bank National Association's prime rate then in effect, from the date said monies should have been paid. Principal shall not bear any cost with respect to the operation of Outlets or with respect to the operation of Ticketmaster's Telephone Sales system. The TM System shall be capable of providing Principal with a monthly report indicating total Ticket Sales per Attraction and on a cumulative basis, broken down between Facility Box Office, Outlet and Telephone Sales, for each month during the term hereof.

      14. Attraction Set-Up. In advance of all Ticket sales, Principal shall furnish Ticketmaster with all necessary information with respect to the proposed arrangement of the applicable Facility for all Attractions, including, without limitation, seating layout, Ticket structure, discounts permissible, Ticket header information, color logos, entry information and such other information as is necessary for the proper sale of Tickets at the applicable Facility Box Office, at all Outlets and by telephone. Included in such information shall be the Principal's prepared disclaimer respecting refund, the purchaser's assumption of risk of injury, and such other relevant information as Principal shall deem necessary or appropriate. Notwithstanding anything contained herein to the contrary, Ticketmaster shall have no responsibility and Principal shall indemnify and hold Ticketmaster harmless from and against any and all liabilities, claims, expenses (including reasonable attorneys' fees) or causes of action resulting from the inaccuracy of any information furnished by Principal pursuant hereto.

      15. Delivery of Tickets; Advertising.

            (a) Principal agrees to supply, at its expense, all blank Ticket stock sold at each Facility Box Office and shall have the right to sell advertising on such Ticket stock; provided, however, that Ticketmaster shall agree to provide blank Ticket stock to Principal, at Ticketmaster's expense, in the event that Principal allows Ticketmaster to sell advertising with respect to all of such blank Ticket stock. Principal shall be responsible for the security of Ticket stock in its possession and risk of loss of Ticket stock shall shift to Principal upon the delivery thereof to Principal or Principal's authorized representative, agent or employee.

            (b) To the extent of Principal's right to do so, Principal hereby grants to Ticketmaster the right, in Ticketmaster's reasonable discretion, to advertise Attractions and the availability of Tickets at the applicable Facility Box Office, if any, at all Outlets and by telephone, and, in connection therewith, to use the name and logo of Principal, the Attraction, the Facility and all other information respecting the Attraction. Except with respect to listings in Ticketmaster's event guides, posters, hot-lines and similar promotional vehicles where no prior consent shall be required, Ticketmaster will not advertise Attractions without the prior consent of Principal, which consent shall not be unreasonably withheld. Once consent is received with respect to a particular form of advertisement or promotion, no further consent shall be required prior to additional publications of similar advertisements or promotions. Ticketmaster, in its reasonable discretion, may promote and advertise on its own behalf, or on behalf of Principal or others, on the back side of all Tickets sold through the TM System at all Outlets and over the telephone. Principal may, during the term hereof, provide and place advertisements in any form of media which Principal shall desire to promote the availability of Tickets; provided, however, that in the event Principal shall place any such advertisements it shall use its best efforts to cause the corporate name, logo and central telephone number of Ticketmaster to be displayed in the advertisement, as well as the address of the Facility and, if possible and to the extent space permits, the identity of the Outlets where Tickets may be purchased.

            (c) Ticketmaster and Principal shall separately receive and retain all income derived from advertising which each is entitled to sell under subsections (a) and (b) above.

            (d) The parties agree that during the term hereof they will cooperate with each other with respect to cross promotions.

      16. Accounting Procedures.

            (a) Ticketmaster shall collect and deposit all Ticket Receipts derived from Ticket sales for Attractions from all Outlets and Telephone Sales in various accounts to be maintained by Ticketmaster at major banks. Ticket Receipts to which Principal is entitled shall be paid by Ticketmaster and delivered to Principal by wire transfer on Thursday or Friday of each week, based on local practice, with each weekly payment to be on account of Ticket sales for Attractions made by Ticketmaster and its Outlets during the period of Monday through Sunday preceding such payment date. Each weekly payment shall be accompanied by a written accounting detailing sales and Principal's participation. In the event that Principal cancels any Attraction, the amount of Ticket Receipts to said Attraction in Ticketmaster's possession shall be available for distribution by Ticketmaster to customers for refunds. In the event that the amount of Ticket Receipts in Ticketmaster's possession are insufficient to make all refunds, Principal shall deliver the amount of such deficiency (but in no event shall

Principal be obligated to reimburse Ticketmaster in excess of funds received for an Attraction from Ticketmaster by Principal) to Ticketmaster no later than 24 hours after notice by Ticketmaster to Principal of the amount of such deficiency. Ticketmaster shall deliver to Principal all unrefunded Ticket Receipts of a canceled Attraction within ninety (90) days of the canceled Attraction playing date. Thereafter, Principal shall be solely responsible for any subsequent reimbursements to purchasers of Tickets to such a canceled Attraction, and Principal shall indemnify and hold Ticketmaster harmless from and against any losses and expenses (including reasonable attorneys' fees) Ticketmaster incurs or may become obligated with respect thereto.

      (b) It is agreed and understood that Ticketmaster shall not be liable to Principal for the printing and sale of counterfeit Tickets when such action is beyond the control of Ticketmaster; provided, that Ticketmaster has previously taken reasonable efforts to prevent the printing and sale of such counterfeit Tickets by adopting adequate control procedures. Principal shall honor, or cause to be honored, authorized Tickets validly issued by or through the TM System for each Attraction.

      (c) In the event that any Attraction is canceled, upon the direction of Principal, Ticketmaster shall refund the Ticket price at each Outlet with respect to Tickets sold at such Outlet. In the alternative, the purchaser of a Ticket to such Attraction shall have the right to exchange such Ticket pursuant to any exchange policy which may be mutually adopted by Principal and Ticketmaster. With respect to canceled Attractions, Principal and Ticketmaster agree that Ticketmaster shall be entitled to retain the Inside Charges and Customer Convenience Charges assessable with respect to the initial sale thereof, although no compensation shall be payable, or fee assessed, by Ticketmaster with respect to the exchange of any Tickets initially purchased at any Outlet or by Telephone Sales. Principal shall be entitled to receive its Customer Convenience Charge participation pursuant to Section 4(d) above with respect to Customer Convenience Charges not refunded by Ticketmaster and Ticketmaster shall be entitled to deduct out of the next settlement any amounts previously paid to Principal pursuant to Section 4(d) above with respect to Customer Convenience Charges refunded by Ticketmaster.

      (d) Principal acknowledge that all Ticket Receipts derived from Ticket sales for Attractions from Outlets and through Telephone Sales will be commingled by Ticketmaster with Ticket Receipts with respect to other users of the TM System. Nevertheless, Ticketmaster hereby agrees that the Ticket Receipts, when in such commingled account, shall at all times be the sole property of Principal, subject to the refund provisions contained in Section 16
(a) above.

      (e) Simultaneously herewith, and from time to time hereafter on Principal's reasonable request, Ticketmaster will use its best efforts to cause its principal lender(s) to confirm in writing that it (they) has (have) no security interest on, or right of offset against, the Ticket Receipts contained in said accounts.

      17.   Ticketmaster's Representations and Warranties; Default.

      (a)   Ticketmaster represents and warrants to Principal that:

      (i) Ticketmaster owns and has title to the Hardware and license rights in and to the Software;

      (ii) The Hardware and Software will perform, and operation of the TM System, including all repair and service responsibilities, will be undertaken in a manner reasonably adequate for the performance of Ticketmaster's obligations under this Agreement; provided, however, that such warranties do not extend or become applicable with respect to any delays, stoppages or malfunctions which are caused by the acts of any third parties, or which are not under, or are caused by events or causes beyond, the control of Ticketmaster;

      (iii) ALL IMPLIED WARRANTIES EXISTING BY OPERATION OF LAW, INCLUDING SPECIFICALLY ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY DISCLAIMED AND NEGATED BY THE EXPRESS WARRANTIES PROVIDED HEREIN;

      (iv) Ticketmaster is a corporation duly organized and in good standing under the laws of the State in which it is incorporated and has adequate power to enter into and perform this Agreement;

      (v) this Agreement has been duly authorized, executed and delivered on behalf of Ticketmaster and constitutes the valid, legal and binding agreement of Ticketmaster, enforceable in accordance with its terms;

      (vi) the entering into and performance of this Agreement will not violate any judgment, order, law or regulation applicable to Ticketmaster or any provision of Ticketmaster's charter or bylaws, or result in any breach of, constitute a default under, or result in the creation of, any lien, charge, security interest or other encumbrance upon any assets of Ticketmaster or upon the Hardware or Software, pursuant to any instrument to which Ticketmaster is a party or by which it or its assets may be bound; and

      (vii) Ticketmaster has the right, authority and power to enter into this Agreement on behalf of and bind each of the TM Affiliates.

      (b) The occurrence of any of the following events, continued for 30 days (or ten (10) days in the case of Subsection (b)(i) below only) after receipt by Ticketmaster of written notice thereof and its failure to cure the same shall, at Principal's option, constitute an Event of Default hereunder and operate to terminate this Agreement and Ticketmaster's right to effect sales of Tickets through the TM System:

      (i) The nonpayment by Ticketmaster to Principal of any Ticket Receipts required to be remitted hereunder;

      (ii) the default by Ticketmaster under any material term, covenant or condition of this Agreement, or the breach by Ticketmaster of any material representation or warranty contained herein;

      (iii) any affirmative act of insolvency by Ticketmaster, whether voluntary or involuntary, or the filing by Ticketmaster, or any third person against Ticketmaster, of any petition or action under any bankruptcy, reorganization, insolvency or moratorium law or any other law or laws for the relief of, or relating to, debtors, which has not been dismissed or stayed on appeal within sixty (60) days after the commencement of any such proceedings;

      (iv) the exposure by Ticketmaster of the Hardware or Software or any material portion thereof to any levy, seizure, assignment or sale for, or by, a creditor or governmental agency.

      Upon the happening of any of the foregoing Events of Default, (i) Ticketmaster shall, without demand, forthwith pay to Principal all amounts due and owing pursuant hereto, together with interest on any overdue amounts at a rate equal to Wells Fargo Bank National Association's prime rate then in effect, and (ii) Principal may without notice to or demand upon Ticketmaster:

      (A) Sue for and recover any and all damages and losses resulting from Ticketmaster's failure to perform the requirements of this Agreement (subject to the limitations set forth in Section 8 above),

      (B) terminate this Agreement and require Ticketmaster to remove all Hardware from the Facility within ten (10) days of the termination, and

      (C) obtain injunctive relief for any breach of Ticketmaster's covenants contained in Section 29 hereof.

      No remedy referred to in this Section 17 is intended to be exclusive, but each shall be cumulative and in addition to any other remedy above or otherwise available to Principal at law or in equity, each and all of which are subject to the limitation contained in Section 8 above.

      18.   Principal's Representations and Warranties; Default.

      (a)   Principal represents and warrants to Ticketmaster that:

      (i) Principal is a corporation duly organized and in good standing in its State of incorporation and has adequate power to enter into and perform this Agreement;

      (ii) this Agreement has been duly authorized, executed and delivered on behalf of Principal and constitutes the valid, legal and binding agreement of Principal, enforceable in accordance with its terms;

      (iii) the entering into and performance of this Agreement will not violate any judgment, order, law or regulation applicable to Principal or any provision of Principal's charter or bylaws, or result in any breach of, constitute a default under, or result in the creation of, any lien, charge, security interest or other encumbrance upon any assets of Principal or upon the Hardware or Software, pursuant to any instrument to which Principal is a party or by which it or its assets may be bound;

      (iv) Principal has right to sell, or control the sale of, Tickets to each Pace Facility which are subject to the terms of this Agreement at which any of its Attractions are held, and is duly authorized to execute, perform and deliver this Agreement; and

      (v) Principal has the right, authority and power to enter into this Agreement on behalf of and bind each of the Pace Affiliates.

      (b) The occurrence of any of the following events, continued for 30 days (except as otherwise stated in subsection (i) below, in which the time and notice requirements shall be as are set forth in such subsections) after receipt by Principal of written notice thereof and its failure to cure the same shall, at Ticketmaster's option, constitute an Event of Default hereunder and operate to terminate this Agreement and Principal's right to the use of TM System and possession of the Hardware and Software:

      (i) The nonpayment by Principal of any sum required hereunder to be paid by Principal within 10 days after receipt by Principal of written notice thereof and its failure to cure the same during said 10 day period;

      (ii) the default by Principal under any material term, covenant or condition of this Agreement, or breach by Principal of any material representation or warranty contained herein;

      (iii) any affirmative act of insolvency by Principal, whether voluntary or involuntary, or the filing by Principal, or any third person against Principal, of any petition or action under any bankruptcy, reorganization, insolvency or moratorium law or any other law or laws for the relief of, or relating to, debtors, which has not been dismissed or stayed on appeal within sixty (60) days after the commencement of any such proceeding; and

      (iv) the exposure of a substantial part of Principal's property or any part of the Hardware to any levy, seizure, assignment or sale for or by a creditor or governmental agency.

      Upon the happening of any of the above Events of Default, (i) Principal shall, without demand, forthwith pay to Ticketmaster all amounts due and owing pursuant hereto, together with interest on any overdue amounts at a rate equal to Wells Fargo Bank National Association's prime rate then in effect, and (ii) Ticketmaster may, without notice to or demand upon Principal:

      (A) Disconnect all Hardware and terminate access to the Software and related services from the central computer facility to the Facilities and/or all Outlets,

      (B) take immediate possession of the Hardware wherever the same may be located without demand, notice or court order,

      (C) sue for and recover any and all damages and losses resulting from Principal's failure to perform the requirements of this Agreement (subject to the limitations set forth in Section 8 above),

      (D) obtain injunctive relief for any breach of Principal's covenants contained in Section 29 hereof, and

      (E) terminate this Agreement.

      No remedy referred to in this Section 18 is intended to be exclusive, but each shall be cumulative and in addition to any other remedy above or otherwise available to Ticketmaster at law or in equity, each and all of which are subject to the limitation contained in Section 8 above.

      19. Loss and Damage.

      Except as provided herein, Principal hereby assumes and shall bear the entire risk of loss and damage to the Hardware, ordinary wear and tear excepted, whether or not insured against, once installed, unless occasioned by the negligence of Ticketmaster, from any and every cause whatsoever from the date of installation at a Facility until thirty (30) days following termination of this Agreement (ten (10) days if pursuant to Section 17(b)(i) hereof, it being understood that Ticketmaster shall in all events expeditiously remove the Hardware at the end of the term hereof). No such loss or damage to the Hardware (other than due to the negligence of Ticketmaster) shall impair any obligation of Principal under this Agreement. In the event of any such loss or damage of any kind to any Hardware, Principal at its sole option, shall:

      (a) Place the same in good repair, condition and working order to the satisfaction of Ticketmaster within 90 days of such loss or damage;

      (b) Replace the same with similar property in good repair, condition and working order to the satisfaction of Ticketmaster within 30 days of the date of such loss or damage; or

      (c) Pay Ticketmaster therefor in cash the full replacement cost of the Hardware, and Ticketmaster shall promptly install new hardware to replace the lost or damaged Hardware.

      20. Insurance.

      (a) Principal shall, at its own expense, provide and maintain at all times during the term hereof insurance to protect the Hardware against loss caused by fire (with extended coverage), vandalism, malicious mischief, theft, or any other cause in an amount equal to the full replacement value of the Hardware as determined by Ticketmaster. Should Principal become unable to provide or maintain such insurance coverage, Principal shall promptly notify Ticketmaster in writing prior to the expiration of any such coverage and, thereafter, Ticketmaster shall have the right, but shall not be obligated, to provide insurance coverage for the occurrences specified above and charge Principal the costs of such insurance coverage.

      (b) Principal shall provide, at its sole expense, any and all other forms of insurance, including, but not limited to, public liability and property damage insurance, maintained by businesses similar to Principal pursuant to prudent business practices, for its protection and the protection of Ticketmaster and the TM Affiliates. Principal shall indemnify and hold Ticketmaster and the TM Affiliates harmless from and against any and all risks, claims, expenses (including reasonable attorneys' fees) or causes of action arising from Principal's use, possession or operation of the Hardware, except to the extent of damages caused by the negligence of Ticketmaster or a TM Affiliate in the repair or maintenance of the Hardware.

      (c) All insurance provided and maintained by Principal shall be in such amounts, under such forms of policies, upon such terms, for such periods and written by such companies as Ticketmaster and Principal shall agree upon, and in all cases such insurance policies shall provide for the waiver of the insurer's right of subrogation against Principal and Ticketmaster. All policies of insurance shall include Ticketmaster and the TM Affiliates as additional insureds (and loss payees, as applicable) and shall provide for at least 10 days prior written notice of cancellation to Ticketmaster. Principal shall furnish Ticketmaster with certificates of such insurance or other evidence satisfactory to Ticketmaster as to its compliance with the provisions of this Section.

      (d) Principal and Ticketmaster shall each maintain workers compensation insurance in such amounts as are required by applicable law. All of said policies shall contain a waiver of the insurer's right of subrogation against the other party with respect to matters covered by such insurance.

      21. Liens; Taxes.

            Principal shall keep the Hardware free and clear of all levies, liens and encumbrances. Ticketmaster shall pay all personal property taxes and assessments and charges based on the value of the Hardware provided by Ticketmaster to Principal hereunder. Further, it is understood and agreed that under no circumstance shall Ticketmaster charge any fees of any kind or nature whatsoever with respect to any Attractions covered by this Agreement, except those fees and charges set forth in this Agreement and any other fees or charges mutually agreed to by the parties hereto.

      22. Hardware is Personal Property. Principal covenants and agrees that the Hardware is, and shall at all times be and remain, personal property which shall, at all times, remain the sole and exclusive property of Ticketmaster. If requested by Ticketmaster, Principal will use its best efforts to obtain a certificate in form satisfactory to Ticketmaster from all parties with a real property interest in the premises wherein the Hardware may be located, waiving any claim with respect to the Hardware. Except as may be necessary to prevent damage to or destruction of the Hardware, Principal will not move the Hardware nor permit such Hardware to be moved from a Facility without Ticketmaster's consent, which consent shall not be unreasonably withheld, and shall give Ticketmaster prompt written notice of any attachment or other judicial process affecting any item of Hardware.

      23. Designation of Ownership. If, at any time during the term hereof, Ticketmaster supplies Principal with labels, plates or other markings stating that the Hardware is owned by Ticketmaster, Principal shall affix and keep the same in a prominent place on the Hardware in recognition of Ticketmaster's ownership of the same.

      24. Use. Principal shall use the Hardware in a careful and proper manner and shall comply with and conform to all Federal, state, municipal and other laws, ordinances and regulations in any way relating to the possession, use or maintenance of the Hardware. Neither the Principal, nor its employees, agents, servants or representatives, shall alter, modify, copy or add to the Hardware or Software without the prior written consent of Ticketmaster.

      25. Surrender of Hardware. Upon the expiration or termination of this Agreement, or any portion hereof, Principal shall permit Ticketmaster to remove the Hardware, which Hardware shall be kept in good repair, condition and working order, ordinary wear and tear resulting from proper use thereof alone excepted during the term of this Agreement. Said removal shall take place within the time periods set forth in Section 19 hereof.

      26. Assignment and Sublease.

      (a) Without the prior written consent of Ticketmaster, which consent shall not be unreasonably withheld, Principal shall not (i) assign, transfer, pledge or hypothecate its rights in this Agreement or any interest therein, or (ii) permit the Hardware or any part thereof to be used, or access to the Software or any part thereof to be had, by anyone other than Principal or Principal's authorized employees. Any such assignment shall not relieve Principal of any of its obligations hereunder. Notwithstanding the above, Principal may assign this Agreement to any entity which acquires all or substantially all of the assets or equity of Principal, whether through sale or merger. Principal shall provide Ticketmaster with notice of said assignment at its earliest convenience. Any assignment, transfer, pledge or hypothecation for which consent is required hereby and which is made without such consent shall be void.

      (b) Without the prior written consent of Principal, which consent shall not be unreasonably withheld, Ticketmaster shall not assign its rights in this Agreement. Notwithstanding the above, Ticketmaster and each TM Affiliate may assign its or their rights in this Agreement to any entity which acquires all or substantially all of the assets or equity of Ticketmaster or the applicable TM Affiliate, as the case may be, whether through sale or merger or otherwise.

      27. Indemnity.

      (a) Principal shall protect, indemnify, save and hold Ticketmaster and the TM Affiliates harmless from and against any and all claims, actions, damages, expenses (including court costs and reasonable attorneys' fees), obligations, losses, liabilities and liens, imposed or incurred by, or asserted against, Ticketmaster, the TM Affiliates or their successors or assigns, by any person or entity, caused by or arising out of any negligent act or omission in the use of the TM System, the performance of this Agreement or the breach of any covenant, representation or warranty contained in this Agreement by Principal, its agents, employees or any other person (other than Ticketmaster or a TM Affiliate) acting under the direction and on behalf of Principal.

      (b) Ticketmaster shall protect, indemnify, save and hold Principal and the Pace Affiliates harmless from and against any and all claims, actions, damages, expenses (including court costs and reasonable attorneys' fees), obligations, losses, liabilities and liens, imposed or incurred by, or asserted against, Principal, the Pace Affiliates, or their successors or assigns, by any person or entity, caused by or arising out of any negligent act or omission in the use of the TM System, the performance of this Agreement or the breach of any covenant, representation or warranty contained in this Agreement by Ticketmaster, its agents, employees or any other person (other than Principal or a Pace Affiliate) acting under the direction and on behalf of Ticketmaster.

      28. No Joint Venture. The relationship of Ticketmaster and Principal hereunder shall in no way be construed to create a joint venture or partnership, or to constitute Ticketmaster as an agent or employee of Principal or Principal as an agent or employee of Ticketmaster.

      29. Restrictive Covenant.

      (a) Principal and the Pace Affiliates recognize and acknowledges that the TM System as it now exists, including the Hardware and Software associated with the TM System and all improvements in the state of the art relative thereto, represents a valuable, special and unique asset of Ticketmaster. Principal and the Pace Affiliates consent and agree that they will not, during or after the term of this Agreement, disclose any information, design specifications, programs, listings, documentation or other supporting or related materials or information of any nature or description whatsoever relating to the TM System, the Hardware or the Software, or applications, adaptations and modifications thereof, whether now existing or developed in the future, to any person, firm, corporation, association or entity for any reason or purpose whatsoever; provided, however, that this covenant shall not apply with respect to any information which becomes a matter of general knowledge within the public domain or if Principal or a Pace Affiliate is obligated to disclose same by reason of any court order, rule or regulation applicable to the conduct of its business. Principal and the Pace Affiliates do further agree and acknowledge that any remedy at law for any breach or threatened breach of the provisions of this Section and the covenants set forth herein will be inadequate and, accordingly, Principal and the Pace Affiliates grant to Ticketmaster the right and entitlement to seek injunctive relief for any such breach or threatened breach of the provisions and covenants herein in addition to, and not in limitation of, any and all other remedies at law or in equity otherwise available to Ticketmaster. The expiration or termination of this Agreement by either party shall not terminate the continuing confidentiality obligations imposed on Principal and the Pace Affiliates by the terms of this Agreement.

      (b) Ticketmaster and the TM Affiliates shall at all times maintain the confidentiality of Principal's and the Pace Affiliates' season and subscription Ticket customer lists with respect to the Pace Facilities. In addition, Ticketmaster shall not make any lists of single Ticket customers available to

Principal's competitors in the relevant local markets, it being agreed and understood, however, that such single Ticket customers may be included in all generic or market-wide lists prepared and disseminated by Ticketmaster. Ticketmaster and the TM Affiliates do further agree and acknowledge that any remedy at law for any breach of the provisions of this Section and the covenants set forth herein will be inadequate and, accordingly, Ticketmaster and the TM Affiliates grant to Principal the right and entitlement to seek injunctive relief for any such breach or threatened breach of the provisions and covenants herein in addition to, and not in limitation of, any and all other remedies at law or in equity otherwise available to Principal. The expiration or termination of this Agreement by either party shall not terminate the continuing confidentiality obligations imposed on Ticketmaster and TM Affiliates by the terms of this Agreement.

      30. Principal's Agreements. Principal agrees that no agreement between Principal and any third party shall contain any provision inconsistent with any provision of this Agreement.

      31. Miscellaneous.

      (a) Notices. Any notice required or permitted to be given by the provisions hereof shall be conclusively deemed to have been received by a party hereto on the day it is delivered by hand or fax to such party at the address or fax number indicated below (or at such other address or fax number as such party shall specify to the other party in writing including by fax), or, if sent by registered or certified mail, on the third business day after the day on which mailed, addressed to such party at such address:

      (i)    If to Ticketmaster, at       Ticketmaster Ticketing Co.,
                                          Inc.
                                          3701 Wilshire Blvd.
                                          Seventh Floor
                                          Los Angeles, CA 90010
                                          ATTN: Terry Barnes
                                          FAX NO. (213) 480-4884

             with a copy to:              Ticketmaster Corporation
                                          3701 Wilshire Blvd.
                                          Seventh Floor
                                          Los Angeles, CA 90010
                                          ATTN: Fredric D. Rosen and
                                                Ned S. Goldstein
                                          FAX NO. (213) 381-6043

      (ii)   If to Principal, at          Pace Entertainment Corporation
                                          515 Post Oak Boulevard
                                          Suite 300
                                          Houston, Texas 77027
                                          ATTN: Allen Becker
                                          FAX NO. (713) 621-9503
            with a copy to:               Pace Entertainment Corporation
                                          515 Post Oak Blvd.
                                          Suite 300
                                          Houston, Texas 77027
                                          ATTN: Jeff Lewis, Esq.
                                          FAX NO. (713) 621-9503

            and courtesy copies to:       Franklin, Weinrib, Rudell &
                                          Vassallo, P.C.
                                          488 Madison Avenue
                                          New York, New York 10022
                                          ATTN: Elliot Brown, Esq.
                                          FAX NO. (212) 308-0642

                                          Pace Entertainment Corporation
                                          1515 Broadway
                                          36th Floor
                                          New York, New York 10036
                                          ATTN: Miles Wilkin
                                          FAX NO. (212) 768-7604

                                          Pace Entertainment Corporation
                                          One Bay Front Center
                                          100 South Biscayne Blvd.
                                          Suite 1200
                                          Miami, Florida 33131
                                          FAX NO. (305) 379-5901

      (b) Effect of Waiver. No delay or omission to exercise any right or remedy in favor of Ticketmaster or Principal upon any breach or default hereunder shall impair any such right or remedy or be construed to be a waiver of any such breach or default; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval on the part of Ticketmaster or Principal of any breach or default under this Agreement, or of any provision or condition hereof, must be made in writing and shall be effective only to the extent specifically set forth in such writing.

      (c) Attorneys' Fees. In the event of any action at law or suit in equity in relation to this Agreement, the prevailing party shall be entitled to a reasonable sum for its attorneys' fees.

      (d) Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California. Any action that is or may be commenced by any party pertaining to this Agreement and the subject matter hereof shall be commenced in a Federal or state court located in Los Angeles County, California. The parties hereto hereby consent to the jurisdiction of such court.

      (e) Additional Documents. Each of the parties hereto agrees to execute and deliver such additional and further documents and instruments as may be necessary or appropriate to carry out the intents and purposes of this Agreement.

      (f) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be deemed to be one and the same document.

      (g) Severability. In the event any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Further, in the event that any provision of this Agreement shall be held to be unenforceable by virtue of its scope, but may be made enforceable by a limitation thereof, such provision shall be deemed to be amended to the minimum extent necessary to render it enforceable under the laws of the jurisdiction in which enforcement is sought.

      (h) Binding Effect. The terms, conditions, provisions and undertakings of this Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns.

      (i) Amendments. This Agreement shall not be changed, modified, altered or amended in any respect without the mutual consent of the parties hereto, which consent shall be evidenced by a written amendment to this Agreement executed by the parties hereto.

      (j) Entire Agreement. This written Agreement and the Exhibit hereto constitutes the sole and only agreement of the parties relating to the matters covered hereby. Any prior or contemporaneous agreements, promises, negotiations or representations not expressly set forth in this Agreement are of no force or effect. With respect to matters arising following the commencement of the term of this Agreement, this Agreement supersedes any and all existing contracts and agreements by the parties with respect to the subject matter covered herein.

      (k) TM Affiliates: It is the intent of the parties hereto that this Agreement serve as the master agreement for ticket sales by the TM Affiliates. Principal acknowledges that certain TM Affiliates have the right to operate the TM System in certain territories and that the rights, duties and obligations of Ticketmaster under this Agreement in a territory shall be solely the rights, duties and obligations of the TM Affiliate which operates within said territory.

      (l) Joint and Several Obligations: Notwithstanding anything to the contrary contained in this Agreement, all agreements, covenants, duties and obligations of Principal hereunder shall be the joint and several agreements, covenants, duties and obligations of Principal and each of the Pace Affiliates.

      (m) Effect on Affiliates: Each Pace Affiliate and TM Affiliate shall have the duty and responsibility to at all times conduct its operations in a manner consistent with the duties and obligations of Principal and Ticketmaster, respectively, hereunder, notwithstanding the fact that any provision hereof may not specifically refer to a Pace Affiliate or a TM Affiliate.

      (n) Force Majeure. The act of any party required by this Agreement to be done within a specified time shall be subject to excusable delays. The term "excusable delays" shall be deemed to mean any delays caused by or due to fire, the elements of nature, casualties, strikes, walkouts or other labor troubles, shortages of equipment or material or any cause, whether similar or dissimilar to the foregoing, beyond the control of the party so delayed, which effects the performance of such party; provided, however, in no circumstance shall the monetary inability of Ticketmaster or Principal to perform any covenant, agreement or other obligation contained in this Agreement be construed to be an event of force majeure. Provided, further, in the event of any such delay affecting the entire TM system continuing for one hundred eighty (180) consecutive days, either party shall have the right to terminate this Agreement upon thirty (30) days written notice to the other party, and any amounts owing to any party hereunder shall become due and paid in full, whether or not then due and payable, with such notice.

      (o) Existing Agreements. Upon execution of this Agreement, the Existing Agreements shall automatically terminate as of February 1, 1996 with respect to activities following such date, and shall be of no further force or effect with respect to activities following such date, except as otherwise stated to the contrary in Section 3 above with respect to certain Attractions in the State of Florida.

      (p) Confidentiality. It is the intent of the parties hereto that the terms, conditions and provisions of this Agreement shall remain confidential and shall not be disclosed to any other person without the prior consent of the non-disclosing party. However, the parties acknowledge that (i) in operating under this Agreement multiple employees of each of them will be privy to some or all of the provisions hereof and (ii) certain regulatory processes (including, but not limited to, those related to the Securities Exchange Commission) may require disclosure of some or all of the provisions hereof, and that any disclosure pursuant thereto, or any inadvertent disclosure by a recipient thereof, shall not constitute a breach of this Agreement.

      IN WITNESS WHEREOF, Ticketmaster and Principal have caused this Licensed User Agreement to be duly executed as of the date first above written.

TICKETMASTER TICKETING CO.,                PACE ENTERTAINMENT CORPORATION

By: /s/ [Illegible]                        By: /s/ [Illegible]
    -------------------------                  ------------------------
Title: President                           Title: President

                                    EXHIBIT I

                               EXISTING AGREEMENT

      There will be excluded from this agreement the Coca-Cola Lakewood Amphitheatre in Atlanta, Georgia and the Starplex Amphitheatre in Dallas, Texas.

      a. The Agency Agreement dated as of December 12, 1989 between Ticketmaster Corporation and PACE Theatrical Group, Inc. (and all related documents).

      b. The Licensed User Agreement dated as of July 17, 1991 between Ticketmaster Corporation and PACE Management Corporation (and all related documents).

      c. The Licensed User Agreement dated as of April 16, 1990 between Ticketmaster Corporation and PACE Management Corporation.

      d. The Licensed User Agreement dated as of April 16, 1990 between Ticketmaster-Southern California, Inc. d/b/a regarding the Phoenix-Westside Amphitheatre (Desert Sky Blockbuster Pavilion).

      e. The Licensed User Agreement dated as of May 15, 1991 between Ticketmaster-Southeast and Charlotte Amphitheatre Company regarding the Charlotte Blockbuster Pavilion.

      f. The Licensed User Agreement dated as of May 27, 1993 between Ticketmaster-Southern California, Inc. and San Bernardino Amphitheatre Corporation regarding the Glen Helen Blockbuster Pavilion.

                                   EXHIBIT II

                                HARDWARE SCHEDULE

----------------------------------

----------------------------------

----------------------------------


Hardware:

                               Quantity               Description
                               --------               -----------



The Hardware currently provided under the Existing Agreements, such additional Hardware as is reasonably requested by Principal with respect to operations not covered by the Existing Agreements and maintenance and replacement thereof in accordance with the terms and conditions of this Agreement.

This Schedule will include the use of a CRT and Modem (dial-up) in each of Principal's headquarters servicing the Facilities covered by this Agreement.

                                   EXHIBIT III

FEE AND ROYALTY SCHEDULE

PACE FACILITIES- AMPHITHEATRES

                                        PER TICKET CHARGES AND ROYALTIES
                                        --------------------------------
                                    OUTLET      OUTLET      PHONE       PHONE
CITY              FACILITY          CHARGES     ROYALTY     CHARGES     ROYALTY
----              --------          -------     -------     -------     -------
================================================================================
Charlotte         Blockbuster       $3.25       $1.05       $4.00       $1.60

Houston           Woodlands         $4.00       $1.19       $4.75       $1.97

Phoenix           Desert Sky        $3.00       $1.10       $4.00       $1.95

Pittsburgh        Star Lake         $3.75       $1.15       $4.75       $1.90

Raleigh           Walnut Creek      $3.25       $1.05       $4.00       $1.60

Camden            Block-Sony        $3.75       $1.25       $4.75       $1.95

Holmdel           Garden State      $4.50       $1.30       $5.50       $2.20

West Palm Bh.     Coral Sky         $3.50       $1.20       $4.75       $1.95

* Devore          Glen Helen        $5.00       $1.50       $6.50       $2.35
                                    $4.75       $1.45       $6.25       $2.25
                                    $4.50       $1.40       $6.00       $2.15
                                    $4.25       $1.35       $5.75       $2.05

Nashville         Starwood

      Ticket Price
      ------------

             $45.00 and over        $3.50       $1.05       $4.75       $1.90
             $25.00-$44.99          $3.25       $0.95       $4.50       $1.80
             $0.00-$24.99           $3.00       $0.85       $4.25       $1.70

*Applicable Charges to be determined at the discretion of Principal.

                                   EXHIBIT IV

FEE AND ROYALTY SCHEDULE

PACE FACILITIES - CONCERTS

                                           PER TICKET CHARGES AND ROYALTIES
                                           --------------------------------
                                          OUTLET    OUTLET      PHONE   PHONE
CITY              FACILITY                CHARGE    ROYALTY     CHARGE  ROYALTY
----              --------                ------    -------     ------  -------
===============================================================================
Austin            S. Pk. Meadows          $4.00     $1.11       $5.00   $1.82
College Stat.     Wolf Pen Creek          $4.00     $1.11       $5.00   $1.82
Dallas            Bomb Factory            $4.00     $1.11       $5.00   $1.82
                  Bronco Bowl             $4.00     $1.11       $5.00   $1.82
                  Fair Park Co.           $4.00     $1.11       $5.00   $1.82
                  Cotton Bowl             $4.00     $1.11       $5.00   $1.82
                  Majestic Theatre        $4.00     $1.11       $5.00   $1.82
                  Music Hall              $4.00     $1.11       $5.00   $1.82
                  Reunion Arena           $4.00     $1.11       $5.00   $1.82
                  Texas Stadium           $4.00     $1.11       $5.00   $1.82
                  Trees                   $4.00     $1.11       $5.00   $1.82
Forth Worth       Will Rogers Aud.        $4.00     $1.11       $5.00   $1.82
                  Tarrant County CC       $4.00     $1.11       $5.00   $1.82
Houston           Deep Phat               $4.00     $1.11       $5.00   $1.82
                  Intnl. Ballroom         $4.00     $1.11       $5.00   $1.82
                  Jones Hall              $4.00     $1.11       $5.00   $1.82
                  Music Hall              $4.00     $1.11       $5.00   $1.82
                  Numbers                 $4.00     $1.11       $5.00   $1.82
                  Rice Stadium            $4.00     $1.11       $5.00   $1.82
                  Millenium               $4.00     $1.11       $5.00   $1.82
                  Urban Art Bar           $4.00     $1.11       $5.00   $1.82
San Antonio       Alamodome               $4.00     $1.11       $5.00   $1.82
                  Majestic Theatre        $4.00     $1.11       $5.00   $1.82
                  Sunken Gardens          $4.00     $1.11       $5.00   $1.82
                  Freeman Coliseum        $4.00     $1.11       $5.00   $1.82
                  Live Oak CC             $4.00     $1.11       $5.00   $1.82

                                    EXHIBIT V

FEE AND ROYALTY SCHEDULE

PACE FACILITIES - THEATRICAL ATTRACTIONS

                                            PER TICKET CHARGES AND ROYALTIES
                                            --------------------------------
                                         OUTLET     OUTLET     PHONE     PHONE
CITY              FACILITY               CHARGES    ROYALTY    CHARGE    ROYALTY
----              --------               -------    -------    ------    -------
================================================================================
S.  Florida       Jackie Gleason         $3.50      $1.10      $4.75     $1.88
                  Broward Center         $3.50      $1.10      $4.75     $1.88
                  Kravis Center          $3.50      $1.10      $4.75     $1.88
                  Parker Playhouse       $3.50      $1.10      $4.75     $1.88
                  Poinciana Playhouse    $3.50      $1.10      $4.75     $1.88

Tampa             TBPAC                  $3.50      $1.10      $4.50     $1.80

San Antonio       Majestic               $4.25      $1.19      $5.00     $1.87

Houston           Jones                  $4.25      $1.19      $5.00     $1.87

Dallas            Majestic               $4.25      $1.19      $5.00     $1.87*
(Winter           Music Hall             $4.25      $1.19      $5.00     $1.87*
Season only)

  *Inserted by Principal

                                   EXHIBIT VI

FEE AND ROYALTY SCHEDULE

NON-PACE FACILITIES - CONCERTS

                                           PER TICKET CHARGES AND ROYALTIES
                                           --------------------------------
                                        OUTLET      OUTLET      PHONE    PHONE
CITY               FACILITY             CHARGE      ROYALTY     CHARGE   ROYALTY
----               --------             ------      -------     ------   -------
================================================================================
Atlanta           Fox Theatre           $3.75       $0.25       $4.50    $0.50

Baton Rouge       LSU Assembly          $2.00       $0.25       $3.00    $0.50
                  Centroplex            $2.25       $0.25       $3.50    $0.50

El Paso           County Coliseum       $2.25       $0.25       $3.50    $0.50

Houston           Astro Arena           $3.60       $0.25       $4.35    $0.50
                  Astrodome             $3.60       $0.25       $4.35    $0.50
                  Summit                $3.85       $0.25       $4.85    $0.50

Memphis           The Pyramid           $3.00       $0.25       $4.00    $0.50

Mississippi       Coast Coliseum        $2.25       $0.25       $3.50    $0.50

Murfreesboro      MTSU Murphy           N/A         $0.25       N/A      $0.50

Nashville         Municipal Aud         N/A         $0.25       N/A      $0.50

                  TPAC                  N/A         $0.25       N/A      $0.50

                  New Arena             N/A         $0.25       N/A      $0.50

New Orleans       UNO Lakefront         $2.00       $0.25       $3.50    $0.50

Pensacola         Civic Center          $2.75       $0.25       $3.75    $0.50

San Antonio       Municipal Aud         $3.50       $0.25       $4.50    $0.50

                                   EXHIBIT VII

FEE AND ROYALTY SCHEDULE

NON-PACE FACILITIES-THEATRICAL ATTRACTIONS

                                           PER TICKET CHARGES AND ROYALTIES
                                           --------------------------------
                                        OUTLET      OUTLET      PHONE    PHONE
CITY               FACILITY             CHARGE      ROYALTY     CHARGE   ROYALTY
----               --------             ------      -------     ------   -------
================================================================================
Atlanta            Fox                  $3.75       $0.25       $4.50    $0.50
                   Civic Center         $3.50       $0.79       $4.25    $1.22
Austin             UTPAC                N/A         N/A         N/A      N/A
Chicago            Rosemont             $4.00       $0.25       $4.75    $0.50
Cincinnati         Aronoff Center       $3.50       $0.25       $4.50    $0.50
Columbus           Ohio                 $3.50       $0.25       $4.50    $0.50
                   Palace               $3.50       $0.25       $4.50    $0.50
Costa Mesa         OCPAC                $3.00       $0.25       $3.75    $0.50
Dallas (Summer musicals only)
Des Moines         Civic Center         $2.25       $0.25       $2.75    $0.50
El Paso            EPPAC                $2.25       $0.25       $3.50    $0.50
Indianapolis       Murat                $3.50       $0.25       $4.50    $0.50
                   Clowes Hall          $3.50       $0.25       $4.75    $1.00
Louisville         Kentucky Center      $3.50       $0.25       $4.50    $0.50
                   McCauley             $3.50       $0.25       $4.50    $0.50
Milwaukee          MPAC                 $3.50       $0.75       $4.00    $0.85
                   Ulhlein Hall         $3.50       $0.75       $4.00    $0.85
Nashville          TPAC                 $2.75       $0.25       $3.50    $0.50
New Orleans        Saenger              $3.00       $0.25       $4.25    $0.50
Norfolk            Chrylser Hall        $2.00       $0.25       $3.15    $0.50
Orlando            Bob Carr             $3.50       $0.40       $4.50    $0.80
Pittsburgh         Benedum              N/A         N/A         N/A      N/A
                   Byham                N/A         N/A         N/A      N/A
                   Heinz Hall           N/A         N/A         N/A      N/A
San Diego          Pasadena Civic       $2.75       $0.25       $3.50    $0.50
Seattle            Paramount            $3.50       $0.25       $4.25    $0.50
St. Louis          Fox                  N/A         N/A         N/A      N/A
Tempe              Gammage              N/A         N/A         N/A      N/A
Tulsa              TPAC                 N/A         N/A         N/A      N/A

                                  EXHIBIT VIII

FEE AND ROYALTY SCHEDULE

PACE FACILITIES - MOTORSPORTS ATTRACTIONS

                                          PER TICKET CHARGES AND ROYALTIES
                                          --------------------------------
                                     OUTLET     OUTLET      PHONE        PHONE
CITY              FACILITIES         CHARGE     ROYALTY     CHARGE       ROYALTY
----              ----------         ------     -------     ------       -------
================================================================================
Anaheim           Anaheim Stad.      $2.50      $0.40       $3.75        $1.00

Charlotte         Memorial Stad.     $2.00-     $0.25-      $3.00-       $0.50-
                                     $2.25      $0.30       $3.25        $0.60

Cleveland         Cleveland Stad.    $2.25-     $0.30-      $3.00-       $0.50-
                                     $2.50      $0.40       $3.50        $0.80

Dallas            Texas Stad.        $2.40      $0.40       $3.00        $0.50

Dallas            Texas Stad.        $2.25-     $0.30-      $3.50-       $0.80-
                                     $3.00      $0.60       $4.25        $1.40
Dallas            Reunion Arena

Miami             Orange Bowl        $2.50      $0.40       $3.75        $1.00

Pueblo            Co. State          $1.75-     $0.25-      $2.75-       $0.50-
                  Fairgrounds        $3.25      $0.70       $4.50        $1.60

San Antoino       Alamodome          $1.50-     $0.25-      $2.50-       $0.25-
                                     $2.25      $0.30       $3.50        $0.80

San Antonio       Freeman            $3.00      $0.60       $4.25        $1.40
                  Coliseum

Tampa             Tampa Stadium      $2.25      $0.30       $3.80        $1.00

Terre Haute       Vigo Co.           $2.00      $0.25       $2.50        $0.25
                  Fairgrounds

                                   EXHIBIT IX

                            BASE RATES - PER TICKET

A.   Motorsports

OUTLET             OUTLET                 PHONE             PHONE
CHARGES            ROYALTIES              CHARGES           ROYALTIES
-------            ---------              -------           ---------

$4.00              $1.20                  $5.00             $2.00

$3.75              $1.00                  $4.75             $1.80

$3.50              $0.80                  $4.50             $1.60

$3.25              $0.70                  $4.25             $1.40

$3.00              $0.60                  $4.00             $1.25

$2.75              $0.50                  $3.75             $1.00

$2.50              $0.40                  $3.50             $0.80

$2.25              $0.30                  $3.25             $0.60

$2.00              $0.25                  $3.00             $0.50

$1.75              $0.25                  $2.75             $0.50

$1.50              $0.25                  $2.50             $0.25

Less than                                 Less than
$1.50              $0.00                  $1.50             $0.00

B.   Concerts and Theatrical

OUTLET       OUTLET      OUTLET           PHONE       PHONE       PHONE
CHARGES      ROYALTIES   ROYALTIES-TEX    CHARGES     ROYALTIES   ROYALTIES-TEX
-------      ---------   -------------    -------     ---------   --------------

$4.75        $1.35       $1.25            $5.50       $2.20       $2.04

$4.50        $1.30       $1.20            $5.25       $2.10       $1.94

$4.25        $1.25       $1.16            $5.00       $2.00       $1.85

$4.00        $1.20       $1.11            $4.75       $1.90       $1.76

$3.75        $1.15       $1.06            $4.50       $1.80       $1.67

$3.50        $1.10       $1.02            $4.25       $1.70       $1.57

$3.25        $1.05       $0.97            $4.00       $1.60       $1.48

$3.00        $1.00       $0.92            $3.75       $1.50       $1.39